FOR IMMEDIATE RELEASE

Investor Contacts:
Richard T. Schumacher, President & CEO	Pressure BioSciences, Inc.
R. Wayne Fritzsche, Chairman	(508) 230-1828 (T)

Pressure BioSciences, Inc. Announces Completion of Private Placement

South Easton, MA, February 18, 2009 – Pressure BioSciences, Inc. (NASDAQ: PBIO) (“PBI” or the “Company”) today announced that it has received $1.8 million from the sale of 156,980 units in a private placement that closed on Thursday, February 12, 2009.  Each unit was priced at $11.50 and consists of (i) one share of non-voting Series A Convertible Preferred Stock, (ii) a warrant to purchase, at the purchaser’s election, either 10 shares of the Company’s common stock at $1.25 per share, or one share of Series A Convertible Preferred Stock at $12.50 per share, expiring 15 months from the closing, and (iii) a warrant to purchase 10 shares of the Company’s common stock at $2.00 per share, expiring 30 months from the closing.  Each share of Series A Convertible Preferred Stock is convertible into 10 shares of common stock at a conversion price of $1.15 per common share. The 30-day average closing price of PBI shares of common stock as reported on the NASDAQ Capital Market as of the close of business on Wednesday, February 11, 2009, the day before the closing of the private placement, was $0.82 per share.   The units were issued in a private placement without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from registration set forth in Rule 506 of Regulation D promulgated under the Securities Act.

In connection with the private placement, prior to the closing, the Company received $200,000 from one of its distributors to be held in the private placement escrow account.  The distributor requested, and the Company agreed, that the $200,000 be used as payment for anticipated future purchases of the Company’s pressure cycling technology (PCT) instrument and consumables products, and not for an investment in the private placement.

Mr. Richard T. Schumacher, President and CEO, commented: “We believe that we now have the financial resources to continue to aggressively address our clearly stated business goals throughout all of 2009, and into mid-2010.  These goals include (i) a sharpened focus on the large mass spectrometry market where our collaborators and customers continue to publish and present data that support the significant competitive advantages of PCT, and (ii) a sales effort focused on additional but specific PCT product areas where market penetration and customer purchases have begun, primarily in biomarker discovery, soil and plant biology, counter-bioterror applications, and tissue pathology.”

Mr. R. Wayne Fritzsche, Chairman of the Board of Directors of PBI, commented: “We want to thank the investors who participated in this financing, including all of the Company’s officers and a majority of the members of the Board of Directors.  We believe that the combination of funds received, cash-on-hand, and on-going sales of PCT instruments and consumables, will be sufficient to support our continuing operations through the second quarter of 2010.  We further believe that this is sufficient time to make measureable progress on our very focused and specific business goals.”

About Pressure BioSciences, Inc.

Pressure BioSciences, Inc. (PBI) is a publicly traded company focused on the development of a novel, enabling technology called Pressure Cycling Technology (PCT).  PCT uses cycles of hydrostatic pressure between ambient and ultra-high levels (up to 35,000 psi and greater) to control bio-molecular interactions.  PBI currently holds 13 US and 6 foreign patents covering multiple applications of PCT in the life sciences field, including such areas as genomic and proteomic sample preparation, pathogen inactivation, the control of chemical (enzymatic) reactions, immunodiagnostics, and protein purification.  PBI currently focuses its efforts in the areas of mass spectrometry and biological sample preparation.

Forward Looking Statements

Statements contained in this press release regarding the Company's intentions, hopes, beliefs, expectations, or predictions of the future are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements include statements regarding the sufficiency of the Company’s cash resources to fund its planned operations through the second quarter of 2010, the Company’s ability to achieve its business goals, the effect of the Company’s decision to focus primarily on the application of PCT-enhanced protein digestion for the mass spectrometry market and the advantages of PCT in this market, and the use of PCT in biomarker discovery, soil and plant biology, counter-bioterror, and tissue pathology applications. These statements are based upon the Company's current expectations, forecasts, and assumptions that are subject to risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to: possible difficulties or delays in the implementation of the Company's strategies that may adversely affect the Company's continued commercialization of its PCT System; changes in customer’s needs and technological innovations; the Company’s sales force may not be successful in selling the Company’s PCT product line because scientists may not perceive the advantages of PCT over other sample preparation methods, particularly in the mass spectrometry market; scientists may not be able to duplicate the results achieved at particular laboratories having already used PCT; and if actual operating costs are higher than anticipated, or revenues from product sales are less than anticipated, the Company will need additional capital sooner than the second quarter of 2010.  Further, the Company expects that it will need additional capital to fund its continuing operations beyond the second quarter of 2010. Additional risks and uncertainties that could cause actual results to differ materially from those indicated by these forward-looking statements are discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2007, and other reports filed by the Company from time to time with the SEC. The Company undertakes no obligation to update any of the information included in this release, except as otherwise required by law.

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